Exhibit (a)(1)(E)

Offer to Purchase

All Outstanding Shares of Common Stock

of

DURECT CORPORATION

at

$1.75 net per share, in cash, plus one non-tradeable contingent value right for each share, which represents the contractual right to receive the pro rata portion, in cash, of two milestone payments of up to $350,000,000 in the aggregate, upon the achievement of specified milestones (minus any amount actually paid to option holders under a retention plan in respect of the applicable milestone)

Pursuant to the Offer to Purchase, dated August 12, 2025

by

BHC Lyon Merger Sub, Inc.,

a wholly owned subsidiary of

Bausch Health Americas, Inc.

which is a wholly owned subsidiary of

Bausch Health Companies Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2025 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

August 12, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of August 12, 2025, (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, in each case as may be amended or supplemented from time to time, the “Offer”), relating to the offer by BHC Lyon Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bausch Health Americas, Inc., a Delaware corporation (“BHA”) and an indirect subsidiary of Bausch Health Companies, Inc., a corporation continued under the laws of the Province of British Columbia (“BHC”), to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of DURECT Corporation, a Delaware corporation (“DURECT”), at a price of $1.75 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes (the “Cash Amount”), plus one non-tradeable contractual contingent value right per Share (each, a “CVR”), which will represent the contractual right to receive the pro rata portion, in cash, of two milestone payments of up to $350,000,000 in the aggregate, minus any amount actually paid to option holders under the Retention Plan (as defined in the Offer to Purchase) in respect of the applicable milestone (the “CVR Payments Amount”), in each case, without interest thereon and less any applicable withholding taxes, pursuant to the CVR Agreement (the Cash Amount plus a CVR, collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related Letter of Transmittal.

Also enclosed is DURECT’s Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF DURECT UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the enclosed Offer.

Your attention is directed to the following:

1.

The Offer Price for the Offer is $1.75 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, plus one non-tradeable contractual contingent value right per Share, which CVR represents the right to receive the pro rata portion, in cash, of two milestone payments of up to $350,000,000 in the aggregate, minus any amount actually paid to option holders under the Retention Plan (as defined in the Offer to Purchase) in respect of the applicable milestone.

2.	The Offer is being made for all outstanding Shares.

3.

The board of directors of DURECT, among other things, has unanimously (a) determined that it is in the best interests of DURECT and its stockholders, and declared it advisable, for DURECT to enter into the Merger Agreement and consummate the Transactions (as defined in the Offer to Purchase), including the Offer and the Merger (as defined below), (b) approved the execution and delivery by DURECT of the Merger Agreement, the performance by DURECT of its covenants and agreements contained in the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions contained in the Merger Agreement, (c) resolved that the Merger will be effected under Section 251(h) of the DGCL and (d) resolved to recommend that the stockholders of DURECT accept the Offer and tender their Shares to Purchaser pursuant to the Offer, subject to the terms and conditions set forth in the Merger Agreement.

4.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 28, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among BHA, Purchaser, DURECT and, solely for the purposes of Section 6.10 of the Merger Agreement, BHC. The Merger Agreement provides, among other things, that as soon as practicable following (but in no event later than the business day after) the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into DURECT (the “Merger”) in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote on the adoption of the Merger Agreement by DURECT stockholders, with DURECT continuing as the surviving corporation in the Merger and thereby becoming a wholly owned subsidiary of BHA. At the closing of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (a) Shares owned by BHA, Purchaser or DURECT (or held in DURECT’s treasury), or by any direct or indirect wholly owned subsidiary of BHA or Purchaser, in each case at the commencement of the Offer and immediately prior to the effective time of the Merger, (b) Shares irrevocably accepted for purchase pursuant to the Offer or (c) Shares owned by any stockholders who have properly and validly demanded their appraisal rights in compliance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, DURECT will cease to be a publicly traded company and will become a wholly owned subsidiary of BHA. The terms of the Merger Agreement are more fully described in the Offer to Purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 9, 2025 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

6.

The Offer is conditioned upon, among other things, (a) that, as of immediately prior to the Expiration Time, the number of Shares validly tendered and not validly withdrawn in accordance with the terms of the Offer, and received by the Depositary in accordance with the procedures set forth in Section 251(h) of the DGCL (as described in more detail in the Offer to Purchase), together with the Shares then owned by BHA, Purchaser and their respective affiliates (if any), represent at least one Share more than 50% of the then-outstanding Shares. The Offer is also subject to other conditions as described in the Offer to Purchase. See Section 15—“Conditions to the Offer” of the Offer to Purchase. Neither the consummation of the Offer nor the Merger is subject to any financing condition.

7.

Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or D.F. King & Co., which is acting as the information agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the tender of Shares to in the Offer. However, U.S. federal income tax backup withholding may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you instruct us to tender your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after (a) timely receipt by the Depositary of certificates for such Shares (“Share Certificates”) or timely confirmation of a book-entry transfer of such Shares (“Book-Entry Confirmations”) into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstance will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING A PAYMENT.

Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

INSTRUCTION FORM

with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

DURECT CORPORATION

at

$1.75 net per share, in cash, plus one non-tradeable contingent value right for each share, which represents the contractual right to receive the pro rata portion, in cash, of two milestone payments of up to $350,000,000 in the aggregate, upon the achievement of specified milestones (minus any amount actually paid to option holders under a retention plan in respect of the applicable milestone), Pursuant to the Offer to Purchase, dated August 12, 2025 by

BHC Lyon Merger Sub, Inc.,

a wholly owned subsidiary of

Bausch Health Americas, Inc.

which is a wholly owned subsidiary of

Bausch Health Companies Inc.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated as of August 12, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”) relating to shares of common stock, par value $0.0001 per share (the “Shares”), of DURECT Corporation, a Delaware corporation.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the tender of any certificate representing Shares submitted on behalf of the undersigned to Equiniti Trust Company, LLC (the “Depositary”) will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) and such determination shall be final and binding.

NUMBER OF SHARES TO BE TENDERED(1)	SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

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